Exhibit 99

July 15, 2011

Dear Shareholder:

We are pleased to announce that our preliminary estimate of our earnings for the second quarter 2011 is $523,000 or $.07 per share. This compares to a loss of ($259,000) or ($.03) per share for the second quarter of 2010. Our earnings for the year-to-date are $1,276,000 compared to a loss of ($222,000) for the same period last year.

All in all, it appears we have moved past the worst impact of the recession. We have now enjoyed three calendar quarters of positive earnings after four quarters of limited or no earnings. Financially, our net interest margin remains strong, and there have been decreases in the amount from earnings set aside for loan losses. The provision for the loan loss reserve was $2,700,000 for the second quarter 2011. This compares to $3,000,000 for the first quarter 2011 and $3,500,000 for the fourth quarter of 2010. We are hopeful that this trend will continue. One positive sign is the Ohio unemployment rate, which was approximately 10% a year ago and is now approximately 8.6%.

With respect to the balance sheet, on June 30, 2011, loans outstanding totaled $765,759,000, which is down just slightly from the 2010 year-end balance of $767,323,000. The 2009 year-end balance was $790,818,000. We are hopeful that the soft loan demand reflected in the decreasing loan totals over the last two years has stabilized. As we previously reported, one reaction to the recession has been that customers have been saving money and paying down debt. Normal monthly loan payments equal approximately $14,000,000 a month, which means we must add at least that amount in new loans just to stay even. Our commercial loan officers have been diligently working with existing and potential customers to develop new loan opportunities. Year-to-date we have made approximately $78,141,000 in commercial loans, compared to $67,600,000 made over the same period last year. The consumer mortgage business, however, remains slow with approximately $18,000,000 in year-to-date production. This is comparable to last year’s results but certainly lower than our pre-recession activity. Soft loan demand will have a dampening effect on our net interest income, but loan demand is cyclical and should pick up as the economy continues to improve.

Legislation that limits the amount the banking industry can collect on debit card fees (interchange income) and the residual impact of legislation regarding overdraft protection products will present challenges to our non-interest income. This fee income, which is approximately $2,000,000 per year for us, helps to support the infrastructure to offer advanced products to our customers. Because changes in customers’ use of the products could have an effect, we cannot yet estimate the total impact to our fee income. However, we expect that, throughout the banking industry, there will be increases in other fees and charges to offset this loss of income.

We would like to provide an update on our wealth management department. This department was formed in 2002 when we acquired Citizens National Bank of Norwalk. At the time, there was approximately $32,000,000 in their trust department. Since that time, the wealth management department has grown to over $360,000,000 in managed assets and has representatives in Sandusky, Norwalk/Shelby, Dublin, and Urbana. This department will contribute over $2,000,000 in gross revenues during 2011. We are very pleased with the growth and success of the department and would invite you to contact us for your trust and investment needs.

I know that most shareholders will have a question concerning the return of a dividend. Management and the board are quite aware of this concern and just as desirous as you to see the return of a dividend. We have now had three consecutive positive calendar quarters with cumulative earnings totaling $.22 per share, after three quarters in which there was a cumulative $.21 loss. While there are some positive economic trends, we all see reports in the financial and economic news that contain mixed economic predictions for the near future. As a result, we believe that it is prudent to see at least one more quarter of economic improvement, consistent company earnings, and continued decreases in the reserve needs before declaring a shareholder dividend. We will certainly continue to give the issue careful consideration.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.